UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): October 26, 2018
CABOT OIL & GAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (281) 589-4600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02     Results of Operations and Financial Condition.
On October 26, 2018, we issued a press release with respect to our 2018 third quarter earnings. The press release is furnished as Exhibit 99.1 to this Current Report. The press release contains certain measures (discussed below) which may be deemed “non-GAAP financial measures” as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the Exchange Act). In each case, the most directly comparable GAAP financial measure and information reconciling the GAAP and non-GAAP measures is also included in the press release.
Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified as being incorporated therein by reference.
From time to time management discloses Return on Capital Employed, Discretionary Cash Flow, Free Cash Flow, EBITDAX, Net Income Excluding Selected Items, Earnings per Share Excluding Selected Items and Net Debt calculations and ratios. These non-GAAP financial measures, to the extent included in Exhibit 99.1, are reconciled to the most comparable GAAP financial measures in Exhibit 99.1.
Return on Capital Employed (ROCE) is defined as Net Income Excluding Selected Items (defined below) plus after-tax net interest expense divided by average capital employed, which is defined as total debt plus stockholders’ equity. ROCE is presented based on management's belief that this non-GAAP measure is useful information to investors when comparing our profitability and the efficiency with which management has employed capital over time relative to other companies. ROCE is not a measure of financial performance under GAAP and should not be considered an alternative to net income, as defined by GAAP.
Discretionary Cash Flow is defined as net cash provided by operating activities excluding changes in assets and liabilities. Discretionary Cash Flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary Cash Flow is presented based on management’s belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies that use the full cost method of accounting for oil and gas producing activities or have different financing and capital structures or tax rates. Discretionary Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or net income, as defined by GAAP, or as a measure of liquidity.
Free Cash Flow is defined as Discretionary Cash Flow (defined above) less capital expenditures. Free Cash Flow is an indicator of a company's ability to generate cash flow after spending the money required to maintain or expand its asset base. Free Cash Flow is presented based on management's belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Free Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or net income, as defined by GAAP, or as a measure of liquidity.
EBITDAX is defined as net income plus loss on debt extinguishment, interest expense, other expense, income tax expense, depreciation, depletion and amortization (including property impairments), exploration expense, gain and loss on sale of assets, non-cash gain and loss on derivative instruments, loss on equity method investments and stock-based compensation expense. EBITDAX is presented based on management’s belief that this non-GAAP measure is useful information to investors when evaluating our ability to internally fund exploration and development activities and to service or incur debt without regard to financial or capital structure. EBITDAX is not a measure of financial performance under GAAP and should not be considered as alternative to cash flows from operating activities or net income, as defined by GAAP, or as a measure of liquidity.
Net Income Excluding Selected Items and Earnings per Share Excluding Selected Items are presented based on management’s belief that these non-GAAP measures enable a user of the financial information to understand the impact of these items on reported results. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. Net Income and Earnings per Share Excluding Selected Items is not a measure of financial performance under GAAP and should not be considered as an alternative to net income and earnings per share, as defined by GAAP.
The total debt to total capitalization ratio is calculated by dividing total debt by the sum of total debt and total stockholders’ equity. This ratio is a measurement which is presented in our annual and interim filings and management believes this ratio is useful to investors in determining the Company’s leverage. Net Debt and the Net Debt to Total Capitalization ratio are non-GAAP measures which have been presented in Exhibit 99.1. Net Debt is calculated by subtracting cash and cash equivalents from total debt. Management believes that these measurements are also useful to investors since the Company has the ability to and may decide to use a portion of its cash and cash equivalents to retire debt. Additionally, as the Company may incur additional expenditures without increasing debt, it is appropriate to apply cash and cash equivalents to debt in calculating the Net Debt to Total Capitalization ratio.

Item 9.01                                           Financial Statements and Exhibits.
(d)                                 Exhibits
99.1        Press release issued by Cabot Oil & Gas Corporation dated October 26, 2018

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

By:	/s/ TODD M. ROEMER
Todd M. Roemer
Vice President and Controller
Date: October 26, 2018

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